Exhibit 3.195

CERTIFICATE OF INCORPORATION

OF

SR SUB, INC.

THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is SR Sub, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, par value $.01 per share, all of which are of one class and are designated as Common Stock.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
John P. Dougherty	1100 PNB Building
Broad and Chestnut Streets
Philadelphia, PA 19103

SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically otherwise provided therein.

SEVENTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case nay be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, does hereby execute this Certificate of Incorporation this 31st day of December, 1991.

/s/ John P. Dougherty
John P. Dougherty

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

SR Sub, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of SR Sub, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“1. The name of the corporation is Rehabilitation Hospital of Las Vegas, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said SR Sub, Inc. has caused this certificate to be signed by Deborah Myers Welsh, its Vice President and attested by F. Lisa Murtha, its Assistant Secretary this 23rd day of October 1992.

SR Sub, Inc.

By:	/s/ Deborah Myers Welsh

ATTEST:

By:	/s/ F. Lisa Murtha

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Rehabilitation Hospital of Las Vegas, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Rehabilitation Hospital of Las Vegas be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“1. The name of the corporation is Rehabilitation Hospital of Nevada-Las Vegas, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the holder of the majority of the outstanding stock of said corporation has given written consent to said amendment and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Rehabilitation Hospital of Las Vegas, Inc. has caused this certificate to be signed by Kenneth T. Barber, its Vice President and attested by Deborah Myers Welsh, its Secretary this 21st day of December 1992.

Rehabilitation Hospital of Las Vegas, Inc.

By:	/s/ Kenneth T. Barber

ATTEST:

By:	/s/ Deborah Myers Welsh